PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)

TO PROSPECTUS DATED APRIL 13, 2001                    REGISTRATION NO. 333-55376

                                  $270,000,000
                            PEREGRINE SYSTEMS, INC.
                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2007
             AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 4, 2001

    This prospectus supplement relates to the resale by the selling securityholders of 5 1/2% convertible subordinated notes due 2007 of Peregrine Systems, Inc. and the shares of common stock, par value of $0.001 per share, of Peregrine Systems, Inc. issuable upon the conversion of the notes.

    This prospectus supplement should be read in conjunction with the prospectus dated April 13, 2001 and prospectus supplements filed subsequent to the prospectus which are to be delivered with this prospectus supplement.

    The following table sets forth information concerning beneficial ownership of the notes of the selling securityholders as listed below. This table supplements the information provided in the prospectus dated April 13, 2001 and in the prospectus supplements filed subsequent to the prospectus. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                                                 NUMBER OF
                                            PRINCIPAL AMOUNT AT                  SHARES OF
                                             MATURITY OF NOTES    PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            BENEFICIALLY OWNED     OF NOTES     THAT MAY BE     COMMON STOCK
NAME                                         THAT MAY BE SOLD     OUTSTANDING     SOLD(1)      OUTSTANDING(2)
----                                        -------------------   -----------   ------------   --------------
Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd...........................       1,000,000           *             40,000         *
Argent Convertible Arbitrage Fund Ltd.....       2,000,000           *             80,000         *
Banc of America Securities LLC (3)........       7,502,000          2.8  %        300,080         *
Deutsche Banc Alex. Brown Inc.............         785,000           *             31,400         *
KBC Financial Products USA (4)............       3,000,000          1.1  %        120,000         *
Quattro Fund Ltd..........................       2,000,000           *             80,000         *
Rockhaven Fund............................          60,000           *              2,400         *
Rockhaven Premier Dividend Fund...........         865,000           *             34,600         *
San Diego County Convertible..............         115,000           *              4,600         *
Whitebox Convertible Arbitrage Partners
  LP......................................       1,500,000           *             60,000         *

------------------------

*   Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $25.00 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes. Peregrine Systems, Inc. will pay an amount in cash in lieu of fractional shares, if any.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 157,080,567 shares of common stock outstanding as of April 30, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) In November 2000, Banc of America Securities LLC acted as lead manager of our offering of 5 1/2% convertible subordinated notes due 2007. The amount presented is in addition to the amount reported by the selling securityholder in the prospectus dated April 13, 2001.

(4) The amount presented reflects an aggregate total of $3,000,000 of our securities held by KBC Financial Products USA as of the date of this prospectus supplement.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.